Exhibit No. 5.1, 8.1, 23.1

January 31, 2007

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004

Re: GS Mortgage Securities Corp.,
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for GS Mortgage Securities Corp., a Delaware corporation (the “Company”), in connection with the offering of the Company’s Mortgage Pass-Through Certificates, Series 2007-AR1 (the “Certificates”). A Registration Statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-132809) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on March 31, 2006. As set forth in the prospectus dated October 6, 2006, as supplemented by a prospectus supplement dated January 30, 2007 (the “Base Prospectus” and the “Prospectus Supplement,” respectively), the Certificates will be issued under and pursuant to the conditions of a master servicing and trust agreement dated as of January 1, 2007 (the “Trust Agreement”), among the Company, Deutsche Bank National Trust Company., as trustee (the “Trustee”), Wells Fargo Bank, N.A., as securities administrator (in such capacity, the “Securities Administrator”), master servicer (in such capacity, the “Master Servicer”) and a custodian (a “Custodian”), Deutsche Bank National Trust Company, as a custodian (a “Custodian”), and U.S. Bank National Association, as a custodian (a “Custodian;” together with Wells Fargo Bank, N.A. and Deutsche Bank National Trust Company and U.S. Bank National Association, the “Custodians”), which incorporates by reference the Standard Terms to Master Servicing and Trust Agreement (January 2007 Edition).

We have examined a form of the Trust Agreement, forms of the Certificates, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i) The Trust Agreement has been duly and validly authorized by all necessary action on the part of the Company and, when duly executed and delivered by the Company, the Trustee, the Securities Administrator, the Master Servicer, the Custodians and any other party thereto, the Trust Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

(ii) The issuance and sale of the Certificates have been duly authorized by all requisite corporate action on the part of the Depositor and, when duly and validly executed and authenticated in accordance with the terms of the Trust Agreement and delivered against payment therefor pursuant to the underwriting agreement dated January 30, 2007, between the Company and Goldman, Sachs & Co., the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Trust Agreement and enforceable against the Depositor in accordance with their terms.

(iii) Under existing law, assuming compliance with all provisions of the Trust Agreement, for federal income tax purposes, each segregated pool of assets for which the Trust Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Certificates, other than the Class R and Class RC Certificates, will evidence ownership of “regular interests” in a REMIC within the meaning of Section 860G(a)(1) of the Code; the Class RC Certificates will represent the sole class of “residual interest” in REMIC I, within the meaning of Section 860G(a)(2) of the Code, and the Class R Certificates will represent the sole class of “residual interest” within the meaning of Section 860G(a)(2) of the Code in each remaining REMIC formed pursuant to the Trust Agreement.

(iv) The statements contained under the caption “Federal Income Tax Consequences,” in the Base Prospectus and “Certain Federal Income Tax Consequences” in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this letter express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

We hereby consent to the filing of this letter and to any direct or indirect references to this firm under the headings “Legal Matters” and “Federal Income Tax Consequences” in the Base Prospectus and “Legal Matters” and “Certain Federal Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours, /s/ McKee Nelson LLP McKee Nelson LLP